UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2006

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

Washington Energy Recovery Mechanism

On June 16, 2006, the Washington Utilities and Transportation Commission (WUTC) approved a settlement agreement between Avista Corporation (Avista Corp. or the Company), the staff of the WUTC, the Industrial Customers of Northwest Utilities and the office of Public Counsel Section of the Washington Attorney General’s Office, representing all parties in Avista Corp.’s Energy Recovery Mechanism (ERM) proceeding. The settlement agreement provides for the continuation of the ERM with certain agreed-upon modifications. The proposed changes to the ERM are effective as of January 1, 2006. The settling parties have agreed to review the ERM after five years.

The ERM is an accounting method to track certain differences between actual power supply costs and the amount included in base retail rates for Washington customers. These differences primarily result from changes in purchased power and fuel costs, as well as variations in the level of hydroelectric generation and retail loads. The initial amount of power supply costs in excess or below the level in retail rates, which the Company either incurs the cost of, or receives the benefit from, is referred to as the “deadband.” The annual “deadband” amount was $9 million since the implementation of the ERM on July 1, 2002, and Avista Corp. expensed the entire “deadband” each year through 2005 because its power supply costs exceeded the amount included in base retail rates by more than $9 million.

The settlement agreement modifies the ERM such that Avista Corp.’s annual “deadband” is reduced from $9 million to $4 million and the Company will incur the cost of, or receive the benefit from, 100 percent of this initial power supply cost variance. Annual power supply costs variances between $4 million and $10 million will be shared between the Company and customers on a 50/50 basis. As such, 50 percent of the annual power supply cost variance in this range is deferred for future surcharge or rebate to the Company’s customers and the remaining 50 percent is an expense of, or benefit to, the Company. Once annual power supply costs vary from the amount included in base rates by more than $10 million, 90 percent of those costs will be deferred for future surcharge or rebate. The remaining 10 percent of the variance above $10 million is an expense of, or benefit to, the Company without affecting current or future customer rates. Other modifications to the ERM include issues such as long-term power contracts, power generating plant outages and transmission. The following table summarizes the historical and modified ERM:

Annual Power Supply Cost Variability	Deferred for Future Surcharge or Rebate to Customers	Expense or Benefit to the Company
Historical ERM:
+/- $0 - $9 million	0%	100%
+/- excess over $9 million	90%	10%
Modified ERM:
+/- $0 - $4 million	0%	100%
+/- between $4 million - $10 million	50%	50%
+/- excess over $10 million	90%	10%

During the first quarter of 2006, actual power supply costs were $5.2 million less than the amount included in base retail rates, and the Company recognized this benefit under the $9 million ERM “deadband.” Since the ERM has been modified effective January 1, 2006, the Company will reverse 50 percent of the benefit in excess of $4 million, which will result in a pre-tax reduction to net income of $0.6 million during the second quarter of 2006 and a corresponding decrease to deferred power costs. The remaining $4.6 million (representing the $4 million “deadband” and 50 percent of the variance between $4 million and $10 million) will remain a benefit to the Company. It is important to note that the power supply cost variance is ultimately calculated on an annual basis and can change significantly during interim periods of the year. As such, the year-to-date power supply cost variance and the resulting calculations under the ERM will most likely be different at the end of the second quarter of 2006 as compared to the end of the first quarter of 2006.

The Company believes the settlement balances the interests of the Company and its customers, while reducing the volatility in the Company’s earnings that has been caused by variations in prices for fuel and purchased power, as well as the availability of hydroelectric generation.

Under the ERM, Avista Corp. will continue to make an annual filing to provide the opportunity for the WUTC and other interested parties to review the prudence of and audit the ERM deferred power cost transactions for the prior calendar year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: June 20, 2006	/s/ Malyn K. Malquist
Malyn K. Malquist
Executive Vice President and Chief Financial Officer